Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of August 1, 2011 (together with any Exhibits hereto, the “Agreement”), is entered into by and among Mid-Con Energy Partners L.P. (“Mid-Con Partners”), Mid-Con Energy GP, LLC (“MCGP”), and Jeffrey R. Olmstead (the “Executive”). As used herein, the term “Employer” shall be deemed to refer to Mid-Con Partners and/or MCGP and/or such other affiliates designated pursuant to Section 3(a), as the context requires, and the term “Mid-Con Entity” shall be deemed to refer to each Employer and its subsidiaries.

WHEREAS, the Employer and the Executive wish to enter into this Employment Agreement in the capacities and on the terms set forth in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Definitions. All capitalized terms not defined herein shall have the meanings set forth in Exhibit A which is attached to and hereby incorporated by reference to this Agreement.

2. Employment Period. The Employer hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue such employment, subject to the terms and conditions of this Agreement, during the period (the “Employment Period”) beginning on August 1, 2011 (the “Commencement Date”) and ending on August 1, 2014 or such earlier date upon which the Executive’s employment is terminated as provided herein. Provided that the Employment Period has not theretofore terminated, commencing on August 1, 2014 (and on each August 1 thereafter), the term of this Agreement shall automatically be extended for one additional year, unless at least by the February 1 preceding any such August 1, the Employer or the Executive gives written notice to the other party that it or he, as the case may be, does not wish to so extend the term of this Agreement. Notwithstanding the foregoing, the Employment Period shall end on the Date of Termination; provided that if the date of the Executive’s Separation from Service is later than the Date of Termination and the Executive remains an employee of at least one Employer until the date of such Separation from Service, the Employment Period shall instead end on the date of such Separation from Service.

3. Terms of Employment.

(a) Position and Duties.

(i) Position. During the Employment Period, the Executive shall be employed as the President and Chief Financial Officer of (a) MGCP (or such other entity that becomes the ultimate parent entity of the general partner of Mid-Con Partners), (b) Mid-Con Partners (or such other entity that is the ultimate parent entity constituting the most-significant Mid-Con Entity in terms of capitalization) and (c) such other senior executive positions with Mid-Con Entities and affiliates which are consistent with his position as President and Chief Financial Officer. In addition to the foregoing, the Executive shall have such other duties, responsibilities and authority as the Chief Executive Officer of MCGP (the “CEO”) may specify from time to time, in each case, in roles consistent with his position as President and Chief Financial Officer; provided that in all events the Executive shall hold similar position(s) with any general partner of Mid-Con Partners. Subject to Section 3(a)(ii) and Section 6 below, in no event shall the Executive be entitled to any additional compensation (from the Employer or otherwise) for services rendered to Mid-Con Partners or any of its subsidiaries or affiliates. The Executive shall report directly to the CEO.

(ii) Exclusivity. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled under this Agreement, the Executive shall devote approximately eighty percent (80%) of his attention and time during normal business hours to the business and affairs of the Mid-Con Entities except as set forth in this Section 3(a)(ii). During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) carry on other non-competitive business ventures with the consent of MCGP or its nominee

(not to be unreasonably withheld), and serve as an officer or director or otherwise perform services for such entities, any of their subsidiaries or operations (B) serve on the boards or committees of such ventures or trade associations or civic or charitable organizations or engage in activities with such entities, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (D) manage personal investments, so long as the aggregate of activities described in (A - D) do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement. The Executive shall be entitled to retain all compensation attributable to activities permitted under this Section 3(a)(ii).

(iii) Location. The Executive’s services shall be performed at the office of the Employer in Dallas, Texas. Notwithstanding the foregoing, the Executive may travel, or Employer may from time to time require the Executive to travel, temporarily to other locations on the business of the Employer (and/or other Mid-Con Entities).

(iv) Operation of the Business. It is the Employer’s current intent to continue conducting its business in a manner that would not impede the attainment of the Performance Objectives applicable to any LTIP Units granted to the Executive, provided that the parties acknowledge that any action or inaction by the CEO or the Board of Directors of MCGP (the “Board”) (or any other person owing a fiduciary duty to the Employer) with respect to the conduct of the Employer’s business must be consistent with the CEO’s, Board’s, or such person’s view of applicable fiduciary duties and law. Accordingly, the Employer agrees that, provided that its actions and inactions are consistent with applicable fiduciary duties and law, the Employer shall not take any action (or permit any inaction) that materially impedes the attainment of the Performance Objectives applicable to the LTIP Units. Notwithstanding the foregoing, nothing contained in this Section 3(a)(iv) nor any breach thereof shall create any right in the Executive (or any successor in interest to the Executive) to enjoin, preclude, constrain or otherwise interfere with any lawful action taken by or on behalf of the Employer, whether by injunction, restraining order, other equitable relief or otherwise or shall serve as the basis for any claim by the Executive for any punitive, consequential or incidental damages, and the Executive hereby agrees that his sole remedy for a breach of this Section 3(a)(iv) shall be limited to the payments and benefits to which he may be entitled under the terms of this Agreement in the event that he terminates his employment.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) at an annual rate of $360,000, as the same may be increased (but not decreased) thereafter in the discretion of the Employer. The Base Salary shall be paid at such regular intervals as the Employer pays executive salaries generally, but in no event less frequently than monthly. During the Employment Period, the Base Salary shall be reviewed at least annually by the Employer for possible increase in the discretion of the Employer. Any increase in the Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Base Salary shall not be reduced after any such increase, and the term Base Salary as utilized in this Agreement shall refer to the Base Salary as so increased.

(ii) Short-Term Incentives. For each calendar year ending during the Employment Period, the Executive shall be eligible to participate in the Employer’s short-term incentive plan at the President and Chief Financial Officer level and to earn an annual cash bonus based on the achievement of performance criteria established by the Board as soon as administratively practicable following the beginning of each such year (the “Annual Bonus”). For each calendar year during the Employment Period (including for all of 2011, in part, as compensation for services performed for Employer’s predecessor), the maximum Annual Bonus shall not be less than $400,000 (the “Target Annual Bonus”). The Employer shall pay the Annual Bonus (if any) for each such calendar year in a single, cash, lump sum after the end of the applicable calendar year in accordance with procedures established by the Board, but in no event later than the thirtieth day following the Board’s approval of the audit if the short-term incentive plan is conditioned on the receipt of an audit, subject to and conditioned upon the Executive’s continued employment with the Employer through the date of payment of such Annual Bonus (except as otherwise provided in Section 5 hereof).

(iii) The amount of the Annual Bonus for 2011 will be based upon the Executive’s achievement of the following criteria:

(A) Fifty percent (50%) for the successful completion of the initial public offering of Mid-Con Partners; and

(B) Fifty percent (50%) for causing the Employer to comply with the Securities Exchange Act of 1934 regarding current public information reporting requirements for at least six months.

(iv) The amount of the Annual Bonus for 2012 and later years will be based upon the Executive’s achievement of the following criteria:

(A) Fifty percent (50%) of the Target Annual Bonus earned for meeting initial quarterly distribution goals;

(B) Twenty percent (20%) of the Target Annual Bonus earned for generating an increase in the amount of distribution from the preceding year;

(C) Twenty percent (20%) of the Target Annual Bonus earned for generating additions of new reserves and growth of distributions based on aggregate acquisitions of 10% growth; and

(D) Ten percent (10%) of the Target Annual Bonus earned for overall performance, as determined by the Board in its sole discretion.

(v) Long Term Incentives. The Executive shall be eligible to receive awards under the Mid-Con Energy Partners L.P. Long-Term Incentive Plan or any successor thereto (the “Plan”) and to participate in any future long-term incentive programs available generally to the Employer’s senior executive officers in the future, both as determined in the sole discretion of the Board or, if applicable, a committee thereof. Awards received under the Plan are referred to as “LTIP Units.” During the term of this Agreement, the Executive shall annually receive unrestricted LTIP Units not less than the greater of (1) the value of 50,000 LTIP Units and (2) LTIP Units equaling $1 million in value (the “Target LTIP Award”). For 2011, the Target LTIP Award will be based upon achievement of the following criteria:

(A) Fifty percent (50%) for the successful completion of the initial public offering of Mid-Con Partners; and

(B) Fifty percent (50%) for causing the Employer to comply with the Securities Exchange Act of 1934 regarding current public information reporting requirements for at least six months.

For year 2012 and later years, the Target LTIP Award will be based upon achievement of the following criteria:

(A) Fifty percent (50%) of the Target LTIP Award earned for meeting initial quarterly distribution goals;

(B) Twenty percent (20%) of the Target LTIP Award earned for an increase in the amount of distribution from the preceding year;

(C) Twenty percent (20%) of the Target LTIP Award earned for additions of new reserves and growth of distributions based on aggregate acquisitions of 10% growth; and

(D) Ten percent (10%) of the Target LTIP Award earned for overall performance, as determined by the Board in its sole discretion.

(vi) Benefit Plans and Policies. During the Employment Period, the Executive and the Executive’s eligible dependents shall be eligible to participate, to the extent permitted under the terms of the applicable plans or policies, in the savings and retirement plans and policies, welfare plans and policies (including, without limitation, available medical and executive term life insurance plans) and fringe benefit plans and policies of the Employer, in each case, that are made generally available to the Employer’s senior executive officers, on a basis no less favorable than that provided generally to the Employer’s senior executive officers. Notwithstanding the foregoing, nothing herein shall, or shall be construed so as to, require the Employer to adopt or continue any plan or policy or to limit the Employer’s right to amend or terminate any such plan or policy at any time without Executive’s consent or the creation of a Good Reason for resignation.

(vii) Automobile. During the Employment Period, upon the Executive’s request, the Employer shall pay directly, or the Executive shall be entitled to receive prompt reimbursement of, actual expenses of up to $1,000 per month associated with the lease or purchase of an automobile, in addition to which the Employer shall pay or reimburse expenses related to the maintenance and operation of such automobile in accordance with the Employer’s automobile reimbursement policy applicable to the Employer’s senior executive officers, as in effect from time to time. Any reimbursements are subject to the same requirements and conditions as other reimbursable expenses as stated in Section 3(b)(viii).

(viii) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for reasonable expenses incurred by the Executive on behalf of or in furtherance of the business of any Mid-Con Entity pursuant to the terms and conditions of the Employer’s applicable expense reimbursement policies; provided that (a) no reimbursements shall be payable for expenses incurred after the earlier of Executive’s Separation from Service and the Date of Termination; (b) Executive must submit a written request for reimbursement, with all documentation required by Employer’s applicable expense reimbursement policies, by the earlier of the deadline stated in Employer’s applicable expense reimbursement policies and six months after the expense is incurred; and (c) Employer will not substitute cash, or any other benefit, for Executive’s right to such a reimbursement. For example, and not as a limitation, the Executive shall be entitled to reimbursement for any legal fees incurred in negotiating this Agreement. To the extent that any such expenses or any other reimbursements or in-kind benefits provided to the Executive pursuant to this Agreement are deemed to constitute compensation to the Executive subject to Code Section 409A, including without limitation any payments or reimbursements in accordance with Section 3(b)(ii), 3(b)(v) or this Section 3(b)(vi), such expenses shall be reimbursed no later than December 31 of the year following the year in which the expense was incurred. The amount of any such compensatory expenses so reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits provided in any subsequent year and the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(ix) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the Employer’s applicable vacation policy, but in no event less than four weeks per year.

(x) No Other Compensation. The Executive is not entitled to any other compensation except as described in Subsections 3(b)(i-vii).

(xi) Control of Revenues. Unless otherwise determined by the Employer, all revenues from the Executive’s professional or other services rendered on behalf of the Employer will be the Employer’s sole property; provided that the Executive shall be entitled to retain all compensation for activities permitted under Section 3(a)(ii) of this Agreement.

4. Termination of Employment.

(a) Death or Disability. The Executive’s employment with the Employer shall terminate automatically upon the Executive’s death. In addition, if the CEO or Board determines in good faith that the Executive has incurred a Disability, the CEO or Board may terminate the Executive’s employment upon thirty days’ written notice provided in accordance with Section 13(b) hereof if the Executive shall not have returned to full-time performance of the Executive’s duties hereunder prior to the expiration of such thirty-day notice period. During the thirty-day notice period, the CEO or Board may place the Executive on paid leave and replace the Executive with an acting President and Chief Financial Officer.

(b) With or Without Cause. The Employer may terminate the Executive’s employment for Cause or without Cause at any time, provided, that the Employer may not terminate the Executive’s employment for Cause prior to obtaining the requisite approval of the CEO or Board as required by the definition of “Cause.”

(c) With or Without Good Reason. The Executive may terminate his employment for Good Reason or without Good Reason.

(d) Notice of Termination. Any termination by the Employer or the Executive shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 13(b) hereof. A Notice of Termination delivered by the Executive must be delivered at least sixty days in advance of the Executive’s Separation of Service. Except as otherwise required in the definition of Good Reason, the failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Employer, respectively, hereunder or preclude the Executive or the Employer, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Employer’s rights hereunder.

5. Obligations of the Employer upon Termination; Change in Control. For the avoidance of doubt, for purposes of this Section 5, a termination of the Executive’s employment with the Employer shall occur if the Executive’s employment is terminated with any Employer; provided, however, that in the event that the Executive’s services with one or more, but not all, Employers or Mid-Con Entities are terminated or reduced by reason of an internal restructuring (including, without limitation, a transfer or reassignment of employment between such entities), such termination or reduction shall not constitute a termination of employment hereunder and shall not constitute Good Reason if, immediately following such event, the Executive retains the same position, authority, duties, and responsibilities with respect to the business conducted by the Mid-Con Entities immediately prior to such event and within the overall organizational structure that includes the remaining Employers (or the Employers’ successors). Subject to the preceding sentence, the parties hereby acknowledge that changes in the Executive’s status as an employee of an Employer or a Mid-Con Entity (including any transfer of the Executive’s employment between such entities) may, but shall not necessarily, constitute Good Reason hereunder, and that the effect of such changes on the Executive’s employment relationship shall be considered in determining whether Good Reason exists hereunder.

(a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Employer terminates the Executive’s employment without Cause (other than as a consequence of the Executive’s death or Disability, which terminations shall be governed by Section 5(c) below), or the Executive terminates his employment with the Employer for Good Reason and, in either case, such termination of employment constitutes a Separation from Service, then the Executive shall be entitled to receive the payments and benefits described below in this Section 5(a).

(i)(A) The Executive shall be paid, in a single lump-sum payment within thirty days after the Executive’s Separation from Service (or any shorter period prescribed by law), the aggregate amount of (1) the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay, if any, through the Date of Termination, and (2) any unreimbursed business expenses or other payments incurred by the Executive through the Date of Termination that are reimbursable under Section 3(b)(vi) above; and (B) to the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Executive any accrued benefits and other amounts or benefits required to be paid or provided prior to the Date of Termination under any other plan, program, policy, practice, contract or agreement of the Employer and its affiliates according to their terms, including, without limitation, pursuant to any outstanding LTIP Award Agreement (the payments and benefits described in this Section 5(a)(i), the “Accrued Obligations”).

(ii) In addition to the Accrued Obligations, provided that the Executive executes and delivers to the Employer a general release and waiver of claims substantially in the form attached hereto as Exhibit B (as such form may be updated to reflect changes in law, the “Release”) by the twenty-first day (or, if the 21st day is not a day on which the Employer’s executive offices receive U.S. Mail and are open for business, the next such day) after the Executive’s Separation from Service and does not revoke such Release by the seventh day after delivery of the Release to the Employer, and further subject to Section 12 below, the Executive shall be entitled to receive the following payments and benefits (the “Severance”):

(A) A payment (the “Severance Salary Payment”) equal to the product of (1) the Executive’s Base Salary as in effect immediately prior to the Date of Termination (without regard to any reduction giving rise to Good Reason) multiplied by (2) the greater of the number of whole years remaining in the Employment Period and one (the “Severance Multiple”), payable on the sixtieth day after the date on which the Executive incurs a Separation from Service;

(B) The Executive shall receive a lump-sum payment equal to (a) eighteen (18) times the then-existing COBRA payment for one month of coverage for the Executive and all of the Executive’s dependents who are covered by the medical, prescription and dental benefits provided by any Employer health plan, plus (b) eighteen (18) times the then-existing COBRA payment for one month of coverage for all of the Executive’s dependents (but not the Executive) who are covered by the medical, prescription and dental benefits provided by any Employer health plan, payable at the same time as the Severance Salary Benefit (and subject to such taxes and withholding amounts as required with respect to such payment);

(C) Any LTIP Units which may have been awarded to the Executive shall vest and shall convert into Units as set forth in the applicable award agreement. The Employer shall cause all programs that provide for performance-vesting awards, equity, and/or long-term incentive, awards awarded on or after the Commencement Date to provide that they fully vest on the date of the Executive’s Separation from Service, that any vested awards which are exercisable shall remain exercisable for the remainder of their original terms, and that any awards subject to Code Section 409A shall remain payable in accordance with the terms of the applicable award agreement;

(D) An amount equal to the product of (i) the lesser of the Target Annual Bonus and the average of the previous two Annual Bonuses paid to the Executive, multiplied by (ii) the Severance Multiple, payable in the calendar year following the calendar year in which the Executive’s Separation from Service occurs, but in no event later than the fifteenth day of the third month following the end of the calendar year in which the Date of Termination occurs (the “Severance Bonus”); and

(E) Any unpaid Annual Bonus that would have become payable to the Executive pursuant to Section 3(b)(ii) hereof in respect of any calendar year that ends on or before the Date of Termination had the Executive remained employed through the payment date of such Annual Bonus, payable in the calendar year in which the Separation from Service occurs, but in no event later than the date in such calendar year on which annual bonuses are paid to the Employer’s senior executive officers generally.

(b) Death or Disability. If the Executive incurs a Separation from Service by reason of the Executive’s death or Disability during the Employment Period:

(i) The Accrued Obligations shall be paid to (a) for death benefits, the Executive’s estate (or, if by its terms, an Accrued Obligation is payable to a death beneficiary, the applicable death beneficiary) or (b) with respect to a Disability, the Executive, within thirty days after the Executive’s Separation from Service (or any shorter period prescribed by law) or, in the case of payments or benefits described in Section 5(a)(ii)(B) above, as such payments or benefits become due;

(ii) In addition to the Accrued Obligations, subject to the Executive’s (or his estate’s) execution and delivery to the Employer of a Release within twenty-one days after the Executive’s Separation from Service and the failure to revoke such Release by the seventh day after delivery of the Release to the Employer, the Executive (or his estate or beneficiaries, if applicable) shall be entitled to receive the following payments and benefits (the “Death/Disability Payments”):

(A) The LTIP Units shall vest and shall convert into Units as set forth in the applicable award agreement. In addition, any other equity and/or long-term incentive awards awarded on or after the Commencement Date shall fully vest on the date of the Executive’s Separation from Service, with any vested awards which are exercisable remaining exercisable for the remainder of their original terms and any awards subject to Code Section 409A remaining payable in accordance with the terms of the applicable award agreement;

(B) The Executive shall receive a lump-sum payment equal to (a) if the Executive is living at the Termination Date, eighteen (18) times the then-existing COBRA payment for one month of coverage for the Executive and all of the Executive’s dependents who are covered by the medical, prescription and dental benefits provided by any Employer health plan, plus (b) regardless of whether or not the Executive is living at the Termination Date, eighteen (18) times the then-existing COBRA payment for one month of coverage for the all of the Executive’s dependents (but not the Executive) who are covered by the medical, prescription and dental benefits provided by any Employer health plan, payable at the same time as the Severance Salary Benefit (and subject to such taxes and withholding amounts as required with respect to such payment);

(C) A payment equal to the product of the Executive’s Base Salary as in effect immediately prior to the Date of Termination multiplied by one, payable on the sixtieth day after the date on which the Executive incurs a Separation from Service;

(D) Any unpaid Annual Bonus that would have become payable to the Executive pursuant to Section 3(b)(ii) hereof in respect of any calendar year that ends on or before the Date of Termination, had the Executive remained employed through the payment date of such Annual Bonus, payable in the calendar year in which the Separation from Service occurs, but in no event later than the date in such calendar year on which annual bonuses are paid to the Employer’s senior executive officers generally; and

(E) The Target Annual Bonus for the year in which the Executive’s Separation from Service occurs payable in the calendar year following the calendar year in which the Executive’s Separation from Service occurs, but in no event later than the 15th day of the 3rd month following the end of the calendar year in which the Date of Termination occurs.

Notwithstanding any reference to a time period for a release to be furnished, if the Executive dies before, on, or within twenty-one days after, the Executive’s Separation from Service, the deadline for furnishing such Release will be January 31 of the Executive’s taxable year that follows the Executive’s death.

(c) Cause; Resignation Other Than for Good Reason. If the Executive incurs a Separation from Service because the Employer terminates the Executive’s employment for Cause or the Executive terminates his employment other than for Good Reason, the Employer shall pay to the Executive the Accrued Obligations within thirty days after the Executive’s Separation from Service (or any shorter period prescribed by law) (the “Termination Payments”). Any outstanding equity awards, including without limitation the LTIP Units, shall be treated in accordance with the terms of the governing plan and award agreement.

(d) Non-renewal.

(i) Employer Non-Renewal. If the Employer elects not to renew the Employment Period in accordance with Section 2 above and, at the time of such non-renewal, the Executive is willing and able to continue providing services in accordance with the terms and conditions of the Employment Agreement, the Executive’s employment with all Employer entities (and any other Mid-Con Entities with whom the Executive may be or become employed) shall terminate as of the last day of the Employment Period and such nonrenewal shall be treated for purposes of Section 5(a) and Section 5(e) of this Agreement as a termination of the Executive’s employment by the Employer without Cause as of the last day of the Employment Period.

(ii) Executive Non-Renewal. In the event that the Executive incurs a Separation from Service by reason of the Executive’s election not to renew the Employment Period in accordance with Section 2 above, the Employer shall pay to the Executive the Accrued Obligations within thirty days after the Executive’s Separation from Service (or any shorter period prescribed by law) or, in the case of payments or benefits described in Section 5(a)(i)(B) above, as such payments or benefits become due. Any outstanding equity awards, including, without limitation, the LTIP Units, shall be treated in accordance with the terms of the governing plan and award agreement.

The Executive’s election not to renew the Employment Period and a termination of his employment by the Executive resulting therefrom shall be deemed to constitute a termination by the Executive without Good Reason for purposes of this Agreement as of the last day of the Employment Period.

(e) Change in Control.

(i) Notwithstanding anything herein to the contrary, Employer shall cause the LTIP Plan to provide that if a Change in Control occurs during the Employment Period, then, to the extent not previously vested and converted into Units, any then-outstanding LTIP Units shall vest in full upon such Change in Control, provided, that notwithstanding the foregoing, such rights to convert options or other rights into LTIP Units shall not convert into Units and shall not be paid to the Executive until the earlier to occur of (1) the originally applicable vesting date described in the applicable award agreements or (2) if the Executive has a Separation from Service within two years following the event causing a Change in Control, the date of the Executive’s Separation from Service. In addition, except for any LTIP Units, any other equity and/or long-term incentive awards awarded on or after the Commencement Date shall provide that they shall fully vest upon or immediately prior to the Change in Control, with any vested awards which are exercisable remaining exercisable for the remainder of their original terms and any awards subject to Code Section 409A remaining payable in accordance with the terms of the applicable award agreement.

(ii) If, during the period beginning sixty days prior to and ending two years immediately following a Change in Control, either (A) the Employer terminates the Executive’s employment without Cause, (B) the Executive’s death occurs, (C) the Executive becomes Disabled, or (D) the Executive terminates his employment with the Employer for Good Reason, in any case constituting a Separation from Service, the Executive shall be entitled to the Severance payments and benefits described in Section 5(a), subject to and in accordance with the terms and conditions set forth in Section 5(a) (including, without limitation, the requirement that the Executive execute, deliver and not revoke the Release), except that for purposes of this Section 5(e), the Severance Multiple for the Severance Salary Payment and for the Severance Bonus shall be two instead of the greater of the remainder of the Employment Period and one; provided, however, that the portion of the Severance Salary Payment in excess of the amount payable under Sections 5(a)(ii)(A) and 5(a)(ii)(D) that is attributable to the increase in the Severance Multiple shall be paid in a single, cash, lump-sum payment on the later to occur of (I) the sixtieth day after the date on which the Executive incurs a Separation from Service, and (II) the tenth day following the date on which such Change in Control occurs (which, for the avoidance of doubt, shall in no event be later than the last day of the applicable two-and-one-half month short-term deferral period with respect to such payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4)).

(iii) Notwithstanding any other provisions of this Agreement or otherwise:

(A) In the event that any payment, entitlement or benefit paid or payable to, or for the benefit of, the Executive (including any payment, entitlement or benefit paid or payable in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments, entitlements and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then the Total Payments which constitute “parachute payments” within the meaning of Code Section 280G and its regulations shall be reduced (but not below zero) as set forth herein, to the smallest extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments which constitute “parachute payments” within the meaning of Code Section 280G and its regulations shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive, including without limitation, the Severance Salary Payment and the Severance Bonus (but with respect to the Severance Bonus only that portion of the full amount which is treated as contingent on the Code Section 280G change in control pursuant to paragraph (a) of Treas. Reg. §1.280G-1, Q/A 24), in the inverse order of their originally scheduled payment dates, (B) reduction of any other cash payments or benefits otherwise payable to the Executive, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity or long-term incentive award, in the inverse order of their originally scheduled payment dates, (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner so that no accelerated or additional tax is payable pursuant to Code Section 409A, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity or long-term incentive award, (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity or long-term incentive award other than LTIP Units or any stock option or stock appreciation award, in the inverse order of their originally scheduled payment dates, (E) reduction of any payments attributable to the acceleration of vesting or payment with respect to any LTIP Units, in the inverse order of their originally scheduled payment dates, and (F) reduction of any payments attributable to the acceleration of vesting or payment with respect to any stock option or stock appreciation right.

(B) A determination as to whether any Excise Tax is payable with respect to the Total Payments and if so, as to the amount thereof, and a determination as to whether any reduction in the Total Payments is required pursuant to the provisions of paragraph (A) above, and if so, as to the amount of the reduction so required, shall be made by an independent auditor of nationally recognized standing selected by the Employer (other than the accounting firm that is regularly engaged by the Employer or any party that is effecting the change in control) (“Independent Advisor”), all of whose fees and expenses shall be borne and directly paid solely by the Employer. The parties hereto shall cooperate to cause the Independent Advisor to timely provide a written report of its determinations, including detailed supporting calculations, both to the Executive and to the Employer.

(C) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Code Section 280G(b) shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of the Independent Advisor, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisor, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the Base Amount (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation, and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisor in accordance with the principles of Code Sections 280G(d)(3) and (4).

(f) Termination of Offices and Directorships. Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Employer or any Mid-Con Entity, and shall take all actions reasonably requested by the Employer to effectuate the foregoing.

(g) Withholding. All payments will be subject to and reduced by taxes, withholdings, and other amounts, that are required by law or to which Executive agrees.

6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s participation in any other plan, program, policy or practice provided by any Mid-Con Entity (other than policies relating to severance payments or obligations on termination of employment for any reason), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with any Mid-Con Entity. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with any Mid-Con Entity or any of its affiliates at or subsequent to the Date of Termination shall be payable, if at all, in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7. No Mitigation. The Employer’s obligation to make the payments provided for in this Agreement (including, without limitation, payments under Section 5 hereof) and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer or any of their affiliates may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive as Severance or Termination Payments, and, except as provided in Section 5(a)(ii)(B) hereof, such amounts shall not be reduced whether or not the Executive obtains other employment.

8. Executive’s Covenants.

(a) Performance. The Executive shall perform his duties to the best of his abilities, in good faith, and in compliance with the law. The Executive shall follow all laws and policies of the Employer that relate to nondiscrimination and the absence of harassment. The Executive shall comply with all requirements under the Sarbanes-Oxley Act. The Executive shall keep informed of the laws and reporting requirements. The Executive shall investigate, correct, and sign securities documents.

(b) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Employer and each Mid-Con Entity all secret or confidential information, knowledge and data relating to the Employer and each Mid-Con Entity, and their respective businesses, including without limitation any data; statistics; financial information; lists; information on the terms and conditions of, and/or copies of contracts; information on identities and capabilities of entities that contract with the Employer and/or any Mid-Con Entity; litigation and claim information; information on identities, compensation and capabilities of the Employer’s and each Mid-Con Entity’s employees; policies and procedures; information about customers, actual and potential financing, merger, acquisition, securities, tax, audit, or other information; information that would be considered “insider information” under the securities laws; Intellectual Property belonging to the Employer or other Mid-Con Entity; trade secrets; and other information, which shall have been obtained by the Executive during the Executive’s employment with the Employer and which shall not be or have become public knowledge or known within the relevant trade or industry (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (together, “Proprietary Information”). The Executive shall not, at any time during or after his employment, directly or indirectly, without the prior written consent of the CEO or Board or as may otherwise be required by law or legal process, use for his own benefit such Proprietary Information or communicate or divulge any such Proprietary Information to anyone (other than an authorized Mid-Con Entity or any such entity’s designee); provided, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such Proprietary Information, unless otherwise prohibited by law or regulation, the Executive shall promptly so notify the CEO. Anything herein to the contrary notwithstanding, the provisions of this Section 8 shall not apply with respect to any litigation, arbitration or mediation involving this Agreement or any other agreement between the Executive and the Employer or any Mid-Con Entity; provided, that the Executive shall take all reasonable steps to maintain such Proprietary Information as confidential, including, without limitation, seeking protective orders and filing documents containing such information under seal. Nothing herein shall be construed as prohibiting the Executive from using or disclosing such Proprietary Information as may be reasonably necessary in his proper performance of services hereunder.

(c) Intellectual Property; Works for Hire.

(i) If the Executive participates in the development of any inventions, protocols, experiments, procedures, manuals, patents, patent applications, trademarks, trade names, service marks, internet domain names and web sites, software and databases, copyrights, formulas, trade secrets, inventions, know-how, designs, processes and other similar intangible rights or other intellectual property (collectively, the “Intellectual Property”) during the term of this Agreement, such Intellectual Property will be deemed a “Work for Hire” for the Employer and/or each Mid-Con Entity and the Employer or Mid-Con Entity will own all rights to such Intellectual Property.

(ii) The Executive shall promptly disclose any Work for Hire to the Employer. Additionally, the Executive shall assign to the Employer all of his rights to such Work for Hire, and take all further action required by the Employer or Mid-Con Entity, during the Executive’s employment with the Employer or after his Date of Termination, as the case may be, to perfect the right, title, domestic or international letters patent, and interest of the Employer or Mid-Con Entity in and to any Work for Hire.

(d) Non-Solicitation of Employers’ Employees.

(i) While employed by the Employer and for a period of twelve months following the Date of Termination, regardless of the reason for (or absence of reason for) the termination and regardless of the person or entity initiating the termination, other than in the ordinary course of the Executive’s duties for the Employer or any Mid-Con Entity, the Executive shall not, without the prior written consent of the CEO, directly or indirectly solicit, induce, or encourage any employee of any Mid-Con Entity or any of their respective affiliates who is employed on the Date of Termination (or at any time within six months before or after such date) to terminate his or her employment with such entity; and

(ii) While employed by the Employer and thereafter, regardless of the reason for the termination, the Executive shall not, without the prior consent of the CEO, use any Proprietary Information to hire any employee of the Employer or any Mid-Con Entity or any of their respective affiliates within twelve months after that employee’s termination of employment with any Mid-Con Entity or any of their respective affiliates.

The Employer acknowledges that its employees may join entities with which the Executive is affiliated and that such event shall not constitute a violation of this Agreement if the Executive was not involved in the solicitation, hiring or identification of such employee as a potential recruit.

(e) Non-Solicitation of Employer’s Customers. While employed by the Employer and for a period of twelve months following the Date of Termination, regardless of the reason for (or absence of reason for) the termination and regardless of the person or entity initiating the termination, other than in the ordinary course of the Executive’s duties for the Employer or any Mid-Con Entity, the Executive shall not, without the prior consent of the CEO, directly or indirectly, solicit, induce, or encourage any person or entity that, within twelve months before the Executive’s Date of Termination, has contracted for the Employer or Mid-Con Entity to provide any goods, service, information or discount (a “Customer”), to contract with the Executive or with any Executive Associate, to provide any similar goods, service, information or discount or affiliate or otherwise become a Customer of the Executive or Executive Associate.

(f) Non-Competition. While employed by the Employer and for a period during which Severance payments are being made to the Executive, (i) the Executive shall not, without the Employer’s written consent, directly or indirectly engage in any practice that competes with the Employer’s business in the Territory, including without limitation investing in a Employer’s competitors’ business, receiving income or loans from a competitor of the Employer, or participating in some other relationship with a competitor of the Employer,; and (ii) the Executive shall not take steps that could lead to the Executive’s competition with the Employer. Notwithstanding anything contrary in this Agreement, this section shall be governed by the law of any jurisdiction in which any competition occurs.

(g) Non-Disparagement. Both while employed by Employer and at all times after the Date of Termination, the Executive shall not utter, authorize, indicate agreement with, or publish, any oral or written comments about the Employer, each Mid-Con Entity, or any of their existing or former officers, employees, agents and/or representatives, that: (i) are slanderous, libelous, or defamatory; (ii) disclose Proprietary Information about the Employer, a Mid-Con Entity, an Affiliate of the Employer or a Mid-Con Entity, or any such entities’ business affairs, officers, employees, agents, or representatives; (iii) constitute an intrusion into the seclusion or private lives of the officers, employees, agents, or representatives of the Employer, a Mid-Con Entity, an Affiliate of the Employer or a Mid-Con Entity; (iv) give rise to unreasonable publicity about the private lives of the officers, employees, agents, or representatives of the Employer, a Mid-Con Entity, an Affiliate of the Employer or a Mid-Con Entity; (v) place the Employer, a Mid-Con Entity, an Affiliate of the Employer or a Mid-Con Entity, or any of such entities’ officers, employees, agents, or representatives in a false light before the public; (vi) constitute a misappropriation of the name or likeness of the Employer, a Mid-Con Entity, an Affiliate of the Employer or a Mid-Con Entity, or any such entities’ officers, employees, agents, or representatives; or (vii) are unflattering or express negative opinions or facts about the Employer or a Mid-Con Entity, or any such entities’ officers, employees, agents, or representatives.

(h) Irreparable Harm. In recognition of the facts that irreparable injury will result to the Employer in the event of a breach by the Executive of his obligations under Subsections 8(a) through 8(f) above, that monetary damages for such breach would not be readily calculable, and that the Employer would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that, in the event of any such breach, or the threat thereof, the Employer shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.

(i) Return of Property. Upon the termination of the Executive’s employment with the Employer, regardless of the reason for (or absence of reason for) the termination and regardless of the person or entity initiating the termination, the Executive shall immediately return and deliver to the Employer any and all tangible personal property, Proprietary Information, and any and all other papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Employer or any other Mid-Con Entity or relating to their business, in the Executive’s possession, whether prepared by the Executive or others. If at any time after the Employment Period, the Executive determines that he has any Proprietary Information or other such materials in his possession or control, or any copy thereof, the Executive shall immediately return to the Employer all such information and materials, including all copies and portions thereof. Nothing herein shall prevent the Executive from retaining a copy of his personal papers that do not contain Proprietary Information, or information or documentation relating to his compensation.

(j) The Employer’s actual or alleged breach of this Agreement shall not excuse Executive from the covenants stated in this Section 8.

(k) Intent to Comply with Law. Subsections 8(a) through 8(f) are intended to protect the Employer’s rights to the extent permitted by applicable law. If any clause or term of such Subsections should be contrary to such applicable law, then such clause or term will be restated to allow the maximum protection to the Employer that is allowed by law or, if such a restatement is not allowed, such clause or term will be deemed to be removed but the remainder of such Subsections and this Section 8 will continue to be in effect and to be enforceable. In addition to the remedies described in this Agreement, any breach of Subsections 8(a) through 8(f) will constitute cause for the Employer to terminate the Executive’s employment immediately for Cause.

9. Successors.

(a) Assignment by the Executive. This Agreement is personal to the Executive and without the prior written consent of the CEO shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement, including any benefits or compensation payable hereunder, shall inure to the benefit of and be enforceable by the Executive’s legal representatives, including, without limitation, his heirs and/or beneficiaries. For the avoidance of doubt, if the Executive dies prior to the payment of salary or bonuses that are owed to him under this Agreement, such amounts shall be paid, in accordance with the terms of this Agreement, to the Executive’s estate, and other rights or benefits shall be payable to the death beneficiary determined according to the terms of the policy, plan or program that is the basis of such rights or benefits (or, if no death beneficiary is so determined, the Executive’s estate).

(b) Assignment by the Employer. This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns; provided, that such assignment shall not relieve any Employer of its obligations under Section 10 of this Agreement. Except as specified in the preceding sentence, no rights or obligations of the Employer under this Agreement may be assigned or transferred by the Employer without the Executive’s prior written consent.

(c) Express Assumption of Agreement. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer or any assign permitted under Section 9(b) above to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. As used in this Section 9(c), “Employer” shall mean the Employer as hereinbefore defined and any successor to its business and/or assets or assigns as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

10. Indemnification and Directors’ and Officers’ Insurance.

(a) General. During the Employment Period and thereafter, the Employer shall indemnify the Executive who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Employer) by reason of the fact that he is or was a director or officer of the Employer, or is or was serving at the request of the Employer as a director or officer of another corporation, partnership, joint venture, trust (except for trusts holding assets of an employee benefit plan), or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Employer with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the Board elects, it may cause the Employer to offer to pay the defense costs (including attorney fees) while the claim is pending; in such event, the Board may select the defense counsel and review the defense strategy. If the Board approves, the Employer’s offer of defense costs under the previous sentence, the Executive may accept the tendered defense, or may waive the indemnification of defense costs and attorney fees and pursue a separate defense. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) No Exclusivity. The indemnification provided by this Section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of disinterested directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such office, shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(c) Insurance. To the extent available from the Employer’s regular directors’ and officers’ insurance carrier at standard rates (“Reasonably Available”), (a) the Employer agrees to maintain directors’ and officers’ liability insurance policies covering the Executive on a basis no less favorable than provided to the Employer’s senior executive officers, and (b) to the extent Reasonably Available, shall continue to maintain such insurance as to the Executive after he has ceased to be a director, member, employee or agent of the Mid-Con Entities with respect to acts or omissions which occurred prior to such cessation. The insurance contemplated under this Section 10(c) shall inure to the benefit of the Executive’s heirs, executors and administrators.

11. Internal Revenue Code Section 409A. See Appendix C “409A Rider” which is attached to and hereby incorporated by reference to this Agreement.

12. Miscellaneous.

(a) Governing Law; Captions; Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma that apply to contracts made in Oklahoma, by Oklahomans, to be performed in Oklahoma. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by any other means agreed to by the parties, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Employer.

If to the Employer:

Mid-Con Energy Partners, L.P.

Attn.: Chairman	of the Compensation and Governance Committee of the Board of Directors

2431 East 61st Street, Suite 850

Tulsa, OK 74136

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) Code of Conduct. The Executive hereby agrees to comply with the Employer’s Code of Business Conduct, receipt of which the Executive hereby acknowledges.

(d) Severability; Provisions Survive. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The respective rights and obligations of the parties hereunder shall survive any expiration or termination of the Employment Period to the extent necessary to carry out the intentions of the parties as embodied in this Agreement.

(e) Employer Representations. The Employer represents and warrants that (i) the execution, delivery and performance of this Agreement by it has been fully and validly authorized, (ii) the entities signing this Agreement are duly authorized to do so, (iii) the execution and delivery of this Agreement does not violate any order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Employer, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable laws, including, without limitation, bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(f) Executive Representations and Acknowledgements. The Executive hereby represents and warrants to the Employer that (i) the Executive is entering into this Agreement voluntarily and that the performance of his obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (ii) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by his entering into this Agreement and/or providing services to the Employer or its affiliates pursuant to the terms of this Agreement. The Executive hereby acknowledges (A) that the Executive has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Employer, and (B) that the Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Without limiting the generality of the foregoing, the Executive acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Code Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes.

(g) No Waiver. No party’s failure to insist upon strict compliance with any provision of this Agreement or to assert any right hereunder shall be deemed to be a waiver of such provision or right or any other provision or right arising under this Agreement. Any waiver of any provision or right under this Agreement shall be effective only if in a writing, specifically referencing the provision being waived and signed by the party against whom the enforcement of the waiver is being sought.

(h) Recoupment. To the extent required by applicable law or any applicable securities exchange listing standards adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, any amounts paid or payable to the Executive under this Agreement (including, without limitation, amounts paid prior to the effectiveness of such applicable law or listing standards) shall be subject to forfeiture, repayment or recapture, but only to the extent required by such applicable law or listing standards.

(i) Entire Agreement; Construction. This Agreement, together with the LTIP Award Agreements and the Employer’s Code of Business Conduct, constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede and replace all prior representations, warranties, agreements and understandings, both written and oral, made by the Employer, any other Mid-Con Entity or the Executive with respect to the subject matter covered hereby. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the terms or provisions hereof.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Employer has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE	MID-CON ENERGY PARTNERS, L.P.
	By:	Mid-Con Energy, GP, LLC, its general partner

/s/ Jeffrey R. Olmstead	By:	/s/ Charles R. Olmstead
Jeffrey R. Olmstead	Name:	Charles R. Olmstead
	Title:	Chief Executive Officer

MID-CON ENERGY GP, LLC

	By:	/s/ Charles R. Olmstead
	Name:	Charles R. Olmstead
	Title:	Chief Executive Officer

APPENDIX A

DEFINITIONS

“Accrued Obligations” has the meaning assigned thereto in Section 5(a)(i) hereof.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning assigned thereto in the Recitals hereof.

“Annual Bonus” has the meaning assigned thereto in Section 3(b)(ii) hereof.

“Applicable COBRA Period” means the maximum period during which the law commonly known as COBRA would require the Employer to make continuation health benefits available to the Executive or, separately, to any dependent of the Executive who is covered by an Employer health plan when the Executive’s COBRA Qualifying Event occurs, without regard to an early termination of such period on account of the Executive’s or a dependent’s coverage by Medicare or another group health plan.

“Base Salary” has the meaning assigned thereto in Section 3(b)(i) hereof.

“Board” or “Boards” has the meaning assigned thereto in Section 3(a)(iv) hereof.

“Cause” means the following:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties for the Employer or any Mid-Con Entity (as described in the Recitals hereof) (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the CEO which specifically identifies the manner in which the CEO believes that the Executive has not substantially performed the Executive’s duties and the Executive is given a reasonable opportunity of not more than twenty business days to cure any such failure to substantially perform;

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct, including without limitation a material breach of the Employer’s Code of Business Conduct or a material breach of the Executive’s covenants to follow all laws and policies of the Employer that relate to nondiscrimination and the absence of harassment and to comply with all requirements under the Sarbanes-Oxley Act, in each case which is materially and demonstrably injurious to the Employer or any Mid-Con Entity; or

(iii)(A) any act of fraud, or material embezzlement or material theft by the Executive, in each case, in connection with the Executive’s duties hereunder or in the course of the Executive’s employment hereunder or (B) the Executive’s admission in any court, or conviction, or plea of nolo contendere, of a felony involving moral turpitude, fraud, or material embezzlement, material theft or material misrepresentation, in each case, against or affecting the Employer or any Mid-Con Entity. The CEO’s determination of materiality of any embezzlement, theft, or misrepresentation, shall be binding and conclusive on the Executive.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer or any Mid-Con Entity. Any act, or failure to act, based upon (i) authority given pursuant to a resolution duly adopted by the Employer, including, without limitation, the Board, (ii) authority given in writing by the CEO, or (iii) the advice of counsel for the Employer, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer and the Mid-Con Entities. Notwithstanding the foregoing, termination of the Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a written statement of the CEO (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the CEO or the Board), finding that, in the good faith opinion of the CEO or Board, the Executive is guilty of the conduct described in clauses (i), (ii) or (iii) above; provided, that if the Executive is a member of the Board, the Executive shall not participate in the discussion and shall not vote on such resolution nor shall the Executive be counted.

“CEO” has the meaning assigned thereto in Section 3(a)(i) hereof.

“Change in Control” means, and shall be deemed to have occurred upon, one or more of the following events:

(i) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d) of the Exchange Act, other than Mid-Con Partners or any subsidiary of Mid-Con Partners, shall become the beneficial owner, directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in MCGP or Mid-Con Partners;

(ii) the limited partners of Mid-Con Partners approve, in one or a series of transactions, a plan of complete liquidation of Mid-Con Partners;

(iii) the sale or other disposition by either MCGP or Mid-Con Partners of all or substantially all of its assets in one or more transactions to any Person other than Mid-Con Partners or any subsidiary of Mid-Con Partners;

(iv) a transaction resulting in a Person other than Mid-Con Partners, or any subsidiary of Mid-Con Partners, being the general partner of Mid-Con Partners; or

(v) any time at which individuals who, as of October 31, 2011, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to October 31, 2011, whose election, or nomination for election by Mid-Con Partners’ unitholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or whose membership was required by any employment agreement with the Employer will be considered as though such individuals were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as the result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any award or amount which provides for the deferral of compensation and is subject to Code Section 409A, then, to the extent required to comply with Section 409A, the transaction or event described in clause (i), (ii), (iii), (iv) or (v) above with respect to such award or amount must also constitute a “change of control event” as defined in the Treasury Regulation §1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended and any regulations or other official guidance promulgated thereunder.

“Commencement Date” has the meaning assigned thereto in Section 2 hereof.

“Customer” has the meaning assigned thereto in Section 8(d) hereof.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Employer without Cause (other than upon a notice of non-renewal), or by the Executive with or without Good Reason, other than due to death or Disability, the date specified in accordance with applicable provisions of this Agreement in the Notice of

Termination (which date shall not be more than thirty days after the giving of such notice), provided, that any notice period may be waived by the Employer without compensation in lieu thereof upon the Executive’s election to terminate employment with or without Good Reason; (ii) if the Executive’s employment is terminated by reason of the Executive’s death or Disability, the date of the Executive’s death or the thirtieth day following notification by the Employer of termination due to Disability in accordance with Section 4(a) hereof, as the case may be; (iii) if the Executive’s employment is terminated for Cause, the date of the receipt of the Notice of Termination by the Executive or any later date specified therein; provided that such Notice of Termination shall not be given until after the requisite CEO determination or Board vote provided for in the definition of “Cause”; (iv) if either party provides a notice of non-renewal of the Employment Period in accordance with Section 2 of the Agreement, the last day of the then-current Employment Period; or (v) any other date mutually agreed to by the parties hereto.

“Disability” or “Disabled” means that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer; (iii) is determined to be totally disabled by the Social Security Administration; or (iv) is determined to be disabled in accordance with a disability insurance program that is executed before he becomes disabled, provides disability payments for at least 12 months, and covers a substantial number (but in any event at least 20%) of the Employer’s employees who work at least 30 hours per week. Notwithstanding the foregoing, if a Disability constitutes a payment event with respect to any award or amount which provides for the deferral of compensation and is subject to Code Section 409A, then, to the extent required to comply with Code Section 409A, the status described in clause (i), (ii), (iii) or (iv) above with respect to such award or amount must also constitute a “disability” as defined in Treas. Reg. § 1.409-3A(i)(4).

“Employer” has the meaning assigned thereto in the Recitals hereof.

“Employment Period” has the meaning assigned thereto in Section 2 hereof.

“Executive” has the meaning assigned thereto in the Recitals hereof.

“Executive Associate” shall mean any person or entity with which the Executive is or becomes associated as an owner, partner, shareholder, member, employee, consultant, independent contractor or substantial creditor.

“Excise Tax” has the meaning assigned thereto in Section 5(d)(iii)(A) hereof.

“Good Reason” means the occurrence of any of the following without the Executive’s written consent:

(i) a material diminution in the Executive’s Base Salary;

(ii) a material diminution in the Executive’s authority, duties, or responsibilities;

(iii) a material diminution in the budget over which the Executive retains authority;

(iv) a material change (more than 25 miles) in the geographic location at which the Executive’s primary location of his under this Agreement; or

(v) any other action or inaction that constitutes a material breach by any Employer of this Agreement, including without limitation, a material breach of Section 3(a)(iv) hereof or a breach of Section 9(c);

provided, that the Executive’s resignation shall only constitute a resignation for “Good Reason” hereunder if (a) the Executive provides the Employer with written notice setting forth the specific facts or circumstances constituting Good Reason within thirty days after the initial existence of such facts or circumstances, (b) the Employer has failed to cure such facts or circumstances within thirty days after receipt of such written notice, and (c) the date of the

Executive’s Separation from Service occurs no later than seventy-five days after the later of (i) the initial occurrence of the event constituting Good Reason or (ii) the date the Executive learns or reasonably should have learned of such event and with all time periods measured from the last event that makes an event become material for purposes of this Good Reason definition.

“Incumbent Board” has the meaning assigned thereto in the definition of “Change in Control”.

“Independent Advisor” has the meaning assigned thereto in Section 5(e)(iii)(B) hereof.

“Intellectual Property” has the meaning assigned thereto in Section 8(b) hereof.

“LTIP Award Agreements” has the meaning assigned thereto in the Plan.

“LTIP Units” has the meaning assigned thereto in Section 3(b)(v) hereof.

“Target Annual Bonus” has the meaning assigned thereto in Section 3(b)(ii) hereof.

“MCGP” has the meaning assigned thereto in the Recitals hereof.

“Mid-Con Entity” has the meaning assigned thereto in the Recitals hereof.

“Mid-Con Partners” has the meaning assigned thereto in the Recitals hereof.

“Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; and (ii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).

“Performance Objectives” means the specified performance metrics set forth in the Plan, as amended.

“Person” has the meaning assigned thereto in the Plan.

“Plan” has the meaning assigned thereto in Section 3(b)(iii) hereof

“Proprietary Information” has the meaning assigned thereto in Section 8(a) hereof.

“Release” has the meaning assigned thereto in Section 5(a)(ii) hereof.

A “Separation from Service” occurs when the Employee: (i) dies; (ii) completely retires from the performance of services for the Employer and each Mid-Con Entity; or (iii) has a termination of employment with the Employer and each Mid-Con Entity; and when (iv) the following special rules are satisfied:

(i) Leaves. If the Executive is placed on a bona fide sick leave or other temporary leave of (1) six months or less or (2) longer than six months if the Executive has a contractual or statutory right to return to his position, he will not be deemed to have a Separation from Service. For example, if the Executive has return rights under the federal law commonly known as USERRA, then until he has lost those return rights, he will not be deemed to have a Separation from Service. A leave of absence will be considered a leave of absence only if there is a reasonable expectation that the Executive will return to perform services for the Employer or Mid-Con Entity.

(ii) Conversion to Part Time. If the Executive permanently ceases to perform services for the Employer and each Mid-Con Entity for his “Full-Time Hours” (i.e., the average number of hours per month that he regularly performed such services during the previous 36 months or such shorter period of employment with the Employer or Mid-Con Entity), but continues to perform services averaging no more than 40% of his Full-Time Hours, he will be deemed to have become a “Part-Time” employee and to have a Separation from Service. While the Executive is on a bona fide, paid, leave of absence with the expectation that he will return to full-time employment, he will be credited with his Full-Time Hours for purposes of determining his average Full-Time Hours.

(iii) Terminal Leaves. If the Executive takes a leave of absence and it is intended that the Executive will not return to more than Part-Time service as defined in Subsection (b) of this definition above, he will be deemed to have a Separation from Service when his terminal leave begins.

(iv) Independent Contractors. If the Executive ceases to be an employee and becomes an independent contractor of the Employer or Mid-Con Entity, he will not have a Separation from Service until his aggregate service, as both an independent contractor and employee, is reduced below the amount described in Subsection (ii) of this definition above.

“Severance” has the meaning assigned thereto in Section 5(a)(ii) hereof.

“Severance Bonus” has the meaning assigned thereto in Section 5(a)(ii)(D) hereof.

“Severance Multiple” has the meaning assigned thereto in Section 5(a)(ii)(A) hereof.

“Severance Salary Payment” has the meaning assigned thereto in Section 5(a)(ii)(A) hereof.

“Termination Payments” has the meaning assigned thereto in Section 5(c) hereof.

“Territory” means the area in which the Employer or any Mid-Con Entity conducts its waterflood oil production business in the Mid-Continent Region of North America.

“Total Payments” has the meaning assigned thereto in Section 5(e)(iii)(A) hereof.

“Unit” shall have the meaning assigned thereto in the Plan.

“Work for Hire” has the meaning assigned thereto in Section 8(b)(i) hereof.

EXHIBIT B

FORM OF RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge Mid-Con Energy Partners L.P., (the “LP”), Mid-Con Energy GP, LLC (the “LLC”), every entity of which the LP and the LLC, together or separately, and directly or indirectly, control at least 50% of the voting or management rights or interests (all of which entities, together with the LP and the LLC, are called the “Companies”) and each of the Companies’ joint or several partners, shareholders, members, owners, associates, affiliates, subsidiaries, successors, heirs, assigns, agents, directors, officers, managers, employees, representatives, insurers, and attorneys, and all persons acting by, through, or under them, or any of them (all of which and whom are collectively called the “Released Parties”), of and from all claims, actions, causes of action in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, torts, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (“Actions”), which the undersigned now has or may hereafter have against any or all of the Released Parties by reason of any matter, cause, or thing whatsoever arising from the beginning of time to the date hereof (hereinafter called “Claims”), provided, however, that the undersigned does not release (a) any Claims for defense and/or indemnity pursuant to any obligation to defend or indemnify that exists on the date of this Release or (b) claims for vested benefits under any employee benefit plan as defined by the Employee Retirement Income Security Act of 1974 and applicable regulations, both as amended to the date of this Release (both of which (a) and (b) are called the “Excluded Claims”).

The Claims released herein include, without limiting the generality of the foregoing, all Claims in any way arising out of, based upon, or related to the undersigned’s employment or termination of employment by or with any or all Released Parties; any claim for wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other benefits except for Excluded Claims relating to benefits; any claim under or with respect to all stock option, restricted stock, phantom stock or other equity-based incentive, plan of any or all Released Parties (or any related agreement to which any Released Party is a party); all alleged breaches of all express or implied contracts of employment; all alleged torts; breaches of all restrictions on all Released Parties’ rights to terminate the employment of the undersigned; and all alleged violations of all federal, state or local statutes, ordinances, laws, regulations, judicially-created rights, or other legal rights including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Family Medical Leave Act, the Americans With Disabilities Act, 42 U.S.C. §§ 1981 – 1986, the Older Workers’ Benefit Protection Act of 1990, the Employee Retirement Income Security Act, the National Labor Relations Act, and the Oklahoma Labor Code (40 O.S. §§ 1-101 et seq.), each as amended. Notwithstanding the foregoing, this Release shall not operate to release any rights or claims (and such rights or claims shall not be included in the definition of “Claims”) of the undersigned with respect to (i) accrued or vested benefits he may have, if any, under any applicable plan, policy, program, arrangement or agreement of any Mid-Con Entity (as defined in the Employment Agreement), including, without limitation, pursuant to any equity or long-term incentive plans, programs or agreements, (ii) indemnification and/or advancement of expenses pursuant to the corporate governance documents of any Mid-Con Entity or applicable law, or the protections of any directors’ and officers’ liability policies of any Mid-Con Entity, (iii) claims which arise after the date the undersigned executes this Release, or (iv) any Excluded Claims.

The undersigned may cancel and revoke this Agreement by delivering a written revocation notice to: Mid-Con Energy Partners, L.P., Attention: Chairman of the Compensation and Governance Committee of the Board of Directors, 2431 East 61st Street, Suite 850, Tulsa, Oklahoma 74136, by the end of business on the seventh day after the undersigned signs this Agreement (the “Deadline”). If the Deadline is a Saturday, Sunday or day on which the U.S. Postal Service does not generally deliver mail, the Deadline will extended to the close of business on the first business day after such day on which the Postal Service generally delivers mail. If I do not revoke this Agreement by the Deadline, then (a) the Companies and the undersigned waive the right to cancel or rescind this Agreement even if the other party breaches this Agreement, although the party suffering a breach may assert a claim for such breach of this Agreement and (b) the day after the Deadline will be the “Effective Date.”

B-1

The undersigned warrants to the Companies that (a) the undersigned was given the opportunity to take at least 21 days to consider this Agreement, (b) the undersigned was encouraged to consult his attorney before he signed this Agreement, (c) the undersigned was encouraged to discussed this Agreement with the EEOC’s mediator, (d) the undersigned resigned on             , 20    , (the “Termination Date”); (e) the undersigned is voluntarily making this Agreement; (f) no person has committed actual or economic coercion to cause the undersigned to sign this Agreement; and (g) the undersigned has been paid all compensation, overtime and other pay, and the undersigned has received all benefits, to which he is entitled from the Companies through and including the Termination Date.

The undersigned warrants to the Companies that he does not know of any misrepresentation, fraud, deceit, obtaining of money by improper means, misuse of the mails, mail or wire fraud, discrimination, harassment, price-fixing, lawbreaking, breach of confidentiality, infringement on the rights of others, failure to notify or warn of defective products, manufacture, sale or lease of unsafe or defective products, or any other illegal or improper action (all of which are called “Improper Conduct”), by the Companies or anyone who is affiliated with the Companies; except that if he does have such knowledge, he has initialed here:             and has provided all of the details regarding such knowledge in a written statement attached to this Agreement. (If the Companies’ copy of this Agreement does not have initials in the above blank, and does not have a statement attached to this Agreement, then the undersigned does not have any knowledge of Improper Conduct.)

The undersigned understands and agrees that he is waiving all possible rights and claims against the Released Parties under the federal Age Discrimination in Employment Act of 1967 as amended (the “ADEA”) and the Older Worker’s Benefit Protection Act of 1990 (the “OWBPA”). Ten percent of the undersigned’s Severance Pay is consideration for this waiver.

The undersigned’s release does not affect his right to notify a government agency of wrongdoing against him, or against others, by the Companies.

Any Released Party may enforce this release of that Released Party as an intended third-party beneficiary of this Agreement.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against any or all of the Released Parties and the undersigned agrees to indemnify, pay for the defense of, and hold every and all of the Released Parties harmless, from all liabilities, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by any of all of the Released Parties as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. The indemnifications, payments for defense, and hold harmless obligations, stated in the previous sentence, are not conditioned on any Released Party’s payment before recovering from the undersigned under the previous sentence.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against any Released Party, any of the Claims released hereunder, then the undersigned shall pay every and all of the Released Parties, in addition to any other damages caused to the Released Parties thereby, all attorneys’ fees incurred by the Released Parties in defending or otherwise responding to said suit or Claim. Nothing herein shall prevent the undersigned from raising or asserting any defense in any suit, claim, proceeding or investigation brought by any of the Released Parties, and by raising or asserting any such defense, the undersigned shall not become obligated to pay attorneys’ fees under this paragraph.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by any Released Party, who have consistently taken the position that they have no liability whatsoever to the undersigned.

The undersigned acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by him with respect to the matters released in this Agreement, and the undersigned agrees that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

IN WITNESS WHEREOF, the undersigned has executed this Release this         day of             , 20    .

Jeffrey R. Olmstead

B-2

EXHIBIT C

409A RIDER

MID-CON ENERGY PARTNERS L.P., MID-CON ENERGY GP, LLC, AND JEFFREY R. OLMSTEAD

This 409A Rider is an integral part of the above Employment Agreement and is of the essence of the Employment Agreement. To make this Rider easier to read, Jeffrey R. Olmstead is referred to in the first person (“I,” “me,” “my,” etc.).

The Employer and I understand that Section 409A of the Internal Revenue Code requires an employee to pay taxes, plus an additional 20%, of certain deferred compensation that the employee might receive in the future — even if the employee has not received the deferred compensation. Tax rules say that “deferred compensation” includes many types of ordinary payments, such as a reimbursement of expenses or a payment of a bonus, unless they are exempted. Some deferred compensation is exempt from the punitive § 409A taxes if my employment contract includes some complex tax terms — even if it is unlikely that the tax terms would apply to me.

This Rider is intended to add the terms that § 409A or tax rules may require to be added to my employment contracts in order to clarify that I will not receive Deferred Compensation that could make me pay punitive taxes on income, some of which I may not have received.

This Rider is my agreement with the Employer. It amends all of our past, present and future employment contracts beginning on the effective date of § 409A or the applicable tax regulations. This Rider revises only the terms of such Contracts that could make me liable for income and excise taxes on Deferred Compensation, as a result of § 409A. If there is any conflict between this Rider and any of such Contracts, this Rider will control.

Capitalized terms not otherwise defined in this Rider shall have the meanings ascribed to such terms in the Employment Agreement.

1. Definitions. These definitions apply to the Rider; other definitions are included below:

(a) “Employer” means Mid-Con Energy Partners L.P. and Mid-Con Energy GP, LLC, and all of their 409A Affiliates (defined in Section 8(a)).

(b) “Contract” refers to any past, current or future contract relating to employment or non-qualified deferred compensation between me and the Employer or any 409A Affiliate (defined below), that relates to time periods after date of § 409A’s effective date.

(c) “Deferred Compensation” means rights to payments or benefits that are considered deferred compensation under Code § 409A. With some exceptions, Deferred Compensation can include payments or benefits that are not payable in the calendar year when I earn them. Here are some examples of possible Deferred Compensation, but the first sentence of this definition is the real definition of “Deferred Compensation”:

(i)	Payments that are due after I stop working for the Employer.

(ii)	Bonuses that are not payable in the year that I earn them.

(iii)	Reimbursements of expenses that would be considered compensation to me.

(iv)	Some benefits and vacation pay.

“Deferred Compensation” does not include any pension, profit sharing, 401(k), “SEP” or “Simple” IRA program, or other Employer plan that the 409A regulations define as a “Qualified” Plan. This Rider does not amend any Qualified Plan.

(d) § 409A says that the Employer can pay me Deferred Compensation sooner than planned if I am disabled — but strictly limits “disability” to a complex definition. Therefore, only to determine whether Deferred Compensation is payable earlier or later than it otherwise would be paid, “Disability” or “Disabled” means any one or more of the following, which is based on tax regulations:

(i) I am unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in my death or to last for at least 12 continuous months, or (ii) I am, by reason of any such impairment, receiving income replacement benefits for at least 3 months under a disability (or other accident and health plan) covering Employer employees; or (iii) I am determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board; or (iv) I am determined to be disabled according to a disability insurance program that is signed before I become disabled, provides disability payments for at least 12 months, and covers at least 20% of the Employer’s employees who work at least 30 hours per week.

For all other purposes other than the payment of Deferred Compensation, the definition of “Disability” or “Disabled,” in each of my Contracts, will apply without amendment.

2. Elections. If a Contract gives me any right to change the date, form or method of payment of any Deferred Compensation, my rights will be limited as follows:

(a) In order to change my Deferred Compensation, I must deliver a written deferral election to the Chairman of the Compensation and Governance Committee of the Board of Directors.

(b) I cannot make any such change within the 12 months before the first date on which I otherwise would receive such compensation; provided that if the Employer adds me as an eligible person with respect to a bonus or benefit for which I was not previously eligible, and if I become a participant in or covered by such bonus or benefit within 30 days after I become eligible, I will not be deemed to have made such a change.

(c) My change must postpone the payment of the Deferred Compensation for at least 60 months after the date on which such compensation would be paid if I did not change the payment date.

(d) I cannot cause any payment to be made earlier, except as a result of my death or Disability.

(e) I cannot make any change unless the Contract allows the change.

Any renegotiation, that speeds up or delays any payment, would need to be consistent with the terms of Section 2 of this Rider. If a Contract lets me select Deferred Compensation payment dates, and I do not elect payment dates before my rights to change the dates are terminated under this Section, then the Deferred Compensation will be provided to me on the earliest dates that I could have elected. This Section does not allow me to change the date, form or method of payment unless a Contract otherwise gives me such a right.

3. Employer’s Rights. Except as otherwise permitted by this Rider, the Employer cannot accelerate or postpone any payment of Deferred Compensation unless the Contract and Section 2 of this Rider allow such action; provided if the Employer adds me as an eligible person with respect to a bonus or benefit for which I was not previously eligible, and if I become a participant in or covered by such bonus or benefit within 30 days after I become eligible, the Employer will not be deemed to have accelerated or postponed a payment.

4. Reimbursement of Expenses. The reimbursement of expenses, incurred by me or anyone else, are subject to the Contract’s conditions and to the following conditions:

(a) The expenses must be incurred before the earlier of both (i) my Separation from Service and (ii) the expiration of the Contract that provides for expense reimbursement.

(b) The amount of expenses reimbursed in one year cannot affect the amount of expenses that will be reimbursed in another year.

(c) I must submit a reimbursement request by the earlier of (i) the deadline stated in the Contract or any Employer policy that relates to the reimbursement and that has been delivered to me, or (ii) six months after the expense is incurred.

(d) The Employer will make a reimbursement, that is payable under the Contract and this Rider, by the earliest of (i) any deadline stated in the Contract, (ii) any deadline stated in any Employer policy that relates to the reimbursement and has been delivered to me, and (iii) the end of the calendar year after the year in which the expense is incurred.

(e) The Employer will not substitute cash, or any other benefit, for my right to such a reimbursement.

5. Terminations of Employment. The 409A Regulations may or may not consider payments, that are made after my employment ends, to be Deferred Compensation. Tax regulations require the Contract to say that some “terminations of employment” do not trigger or change the date of Deferred Compensation. Therefore, only to determine whether (or when) Deferred Compensation is payable after my employment with the Employer ends, the following rules will apply. For all other purposes, each Contract’s terms and conditions relating to my termination of employment will apply without amendment. This means that I may terminate my employment as provided in my current Contract regardless of this Rider — but the Employer will not owe me Deferred Compensation unless the conditions of both the Contract and this Rider are satisfied. The Employer may terminate my employment as stated in a Contract regardless of this Rider, whether or not Deferred Compensation is payable. The Rider’s conditions are that:

(a) My Deferred Compensation will not be started, moved up or postponed as a result of a termination of my employment unless the Contract provides for the payment to be started, moved up or postponed and the termination of employment also is a Separation from Service (defined in my Contract).

(b) No Deferred Compensation will be paid as the result of my resignation that is (or is not) a Separation from Service unless all of the following conditions are satisfied:

(i) The Contract must provide for the Deferred Compensation to be paid to me.

(ii) I must have a Good Reason to resign (defined in my Contract).

(iii) I satisfy all notice provisions and other conditions set forth in my Contract related to a Good Reason.

(iv) The Employer does not cure the situation giving rise to such Good Reason as set forth in my Contract.

(v) The amount, time and form of the Deferred Compensation must be substantially identical to a payment of Deferred Compensation that would result from the Employer’s dismissal of me without cause.

6. Distributions to Others. My Deferred Compensation will be paid to me or for my benefit except to the extent that:

(a) Death Benefits. The Contract provides for a payment to my death beneficiary;

(b) Domestic Relations Orders. A valid court order, relating to alimony, child support or similar payments, and that is a “Domestic Relations Order” as defined in the § 409A Regulations, requires the Employer to pay someone else. No Domestic Relations Order may change the date or amount of any payment of Deferred Compensation; it may change only the payee of Deferred Compensation on those dates that the Deferred Compensation otherwise would be payable; or

(c) Missing Beneficiaries or Information. If the Employer cannot locate me or a beneficiary, or does not have enough information to make a payment required by a Contract, the Employer may make such payment when such payment is administratively practicable.

(d) Taxed to Me. The Contract permits or requires a payment to someone else and any ordinary income related to such payment is properly considered my ordinary income for federal income tax purposes.

7. Payment Dates. Unless the Contract stipulates a different payment date, the payment date, for any amount payable to me, will be the Employer’s first regular payday that occurs on or after the date on which all conditions precedent, to my right to receive payment, are satisfied (the “Satisfaction Date”). Notwithstanding the foregoing general rule, however:

(a) Whether or not the Contract or this Rider stipulates the payment date, the Employer may, in the Employer’s sole discretion without my right to affect the Employer’s decision, make any payment up to 30 days early; provided that I and the Beneficiaries may not directly or indirectly influence the Employer’s decision to make an early payment.

(b) If my Contract does not stipulate the payment date for a bonus, the bonus will be paid within 2 1/2 months after the date on which my entitlement to that bonus is vested.

8. Combined Arrangements. All arrangements for the payment of any Deferred Compensation, that are sponsored by the Employer or any 409A Affiliate, will be considered one arrangement and combined (the IRS uses the word “aggregated”) to the extent required by the tax regulations, including Reg. 1.409A-1(c)(2). The aggregated arrangements must satisfy § 409A.

(a) “409A Affiliate” means the Employer and some other organizations that share ownership, control, or other characteristics that cause the Code to consider all of such organizations to be one organization. Here is the full definition of the related organizations that are 409A Affiliates:

(i) any corporation that is a member of a controlled group of corporations along with the Employer; (ii) any trade or business that is under common control with the Employer; (iii) any organization that is part of an affiliated service group with the Employer; (iv) any other entity that must be aggregated with the Employer under Code § 414(o); or (v) any other related entity that the Employer’s Board of Directors designates as a 409A Affiliate. (The italicized terms in Subsections (i, ii and iii) are defined in Code §§ 414(b, c and m), respectively.)

9. “Aggregation of “409A Plans.” All non-Qualified Deferred Compensation programs that are sponsored by any 409A Affiliate, and with which my participation must be aggregated to be one 409A Plan pursuant to Int. Rev. Regs. § 1.409A-1(c)(2), will be aggregated and the benefits of the aggregated 409A Plan must satisfy § 409A.

(a) A plan is “Qualified” if it is qualified under Code §§ 401, 403(a or b), 457, 408, or any other Code section that the 409A Regulations declare to be “Qualified.” (Most profit sharing, pension, and 401(k) plans are intended to be “Qualified.”)

10. Exceptional Early Payments. Within 30 days after the Employer’s receipt of an opinion by a certified public accountant or tax attorney that I or a Beneficiary will be required to pay:

(a)	Employment taxes; or

(b)	Current income taxes;

because part or all of my rights related to my Deferred Compensation are included in my or the Beneficiary’s federal income for the tax year in which the opinion is written (or for the previous tax year), then the Employer will prepay the amount of such taxes as stated in such opinion. Any such prepayment is called a “Prepayment.”

11. Termination. The Employer or its successor may adopt a written, irrevocable, election to terminate and liquidate my ownership of restricted stock, and/or my stock options, within the 30 days preceding or the 12 months following a Change of Control, but only if all components of all of my Deferred Compensation programs, that are (a) aggregated with the terminated program and sponsored by any 409A Affiliate that experiences the Change of Control, and (b) in effect immediately after the Change of Control (collectively called “Aggregated Plans”), are terminated and liquidated. Any such termination must cause me to receive all Deferred Compensation under all such Aggregated Plans by the earlier of (x) the date on which I otherwise would receive such Deferred Compensation and (y) within 12 months after the Employer or its successor irrevocably takes all necessary action to terminate and liquidate the Aggregated Plans. The Employer, 409A Affiliate or successor, that has the discretion to liquidate and terminate the Aggregated Plans, is the entity that is primarily liable immediately after the transaction for the payment of the Deferred Compensation.

12. Specified Employee Rules. While I am a Specified Employee (see below), payments of Deferred Compensation to me or my beneficiaries, for any reason other than my death or Disability, may not be made before the end of the sixth month after the date of my Separation from Service.

(a) I am a “Specified Employee” if, as of the last Identification Date (described below) before my Separation from Service, I am a § 416 Key Employee (see below) of an entity any stock in which is publicly traded on an established securities market (a “Public Company”) or otherwise is subject to the six-month delay in payment required by Code § 409A(a)(2)(B)(i). I will not be a Specified Employee until I am determined to be a Specified Employee on an Identification Date (see below). When I become a Specified Employee as of an Identification Date, I will remain a Specified Employee until the first Identification Date on which I no longer am a Specified Employee.

(b) A “§ 416 Key Employee” is defined in Code § 416(i)(1)(A)(i, ii or iii) without regard to Code § 416(i)(5). In order to determine whether I am a § 416 Key Employee, all Employer and 409A Affiliate Deferred Compensation plans for me will use the § 415 Safe Harbor Compensation (see below) as my compensation.

(c) The “Identification Date” is four months after each Determination Date described below.

(d) The “Determination Date” is December 31 of each year after the Employer or a parent becomes a Public Company. The first Determination Date will be:

(i) Unless there is an election described in Subsection (d)(ii) below, the December 31 that immediately precedes the date on which the Employer or a parent becomes a Public Company; but

(ii) If the entity that becomes a Public Company elects a different first Determination Date that (A) is on or before the date that the entity becomes a Public Company and (B) is irrevocably elected before the entity becomes a Public Company, the date elected by such entity will be the first Determination Date.

(e) “§ 415 Safe Harbor Compensation” means all W-2 Pay (described below) paid to me while I am an employee of the Employer or a 409A Affiliate, modified as follows:

(i) “W-2 Pay” means all compensation defined as wages in Code § 3401 for purposes of withholding income taxes at the source of the Compensation, without applying any rules that limit the remuneration included in Compensation based on the nature or location of the services performed (such as agricultural labor). It does not, however, include compensation payable after a

Separation from Service other than amounts (x) payable within 2 1/2 months after the Separation from Service and (y) that would have been payable to pre-Separation Service if such Separation from Service had not occurred.

(ii) § 415 Safe Harbor Compensation will include all of the following, even though they are not part of W-2 Pay: my Elective Contributions to any Employer or 409A Affiliate Code § 125 cafeteria plan, § 401(k) plan, simplified employee pension plan, § 403(b) annuity plan, or § 132(f) qualified transportation fringe benefit plan. An “Elective Contribution” means a contribution to a plan or program for which I could receive cash if I make an appropriate election under the plan. It does not include automatic contributions to a 401(k) plan, or benefits provided under a cafeteria plan, if I cannot take cash instead of the contribution or benefit.

13. Gross-up. If § 409A requires me to pay any taxes in addition to my ordinary income taxes, on any right, benefit or payment for which the Employer is obligated, then the Employer will pay me an additional bonus in the amount of such additional tax plus all amounts necessary so that, after my payment of all taxes, I receive cash equal to such Additional Tax. Such payment will be made by the end of my taxable year next following my taxable year in which I remit such taxes.

14. Compliance with § 409A. Each Contract, as amended by this Rider, is intended to meet the requirements of Code § 409A. Notwithstanding any other term of a Contract, my rights under the Contract (a) will be deemed amended to the extent necessary to incorporate any provisions required to ensure compliance with § 409A and (b) will be interpreted and operated in a manner that will ensure compliance with § 409A.

15. No Tax Advice. The Employer is not giving me tax advice. The Employer does not guarantee that this Rider or any Contract will keep me from being liable for accelerated or additional taxes imposed under § 409A.

Signed on this 20th day of December, 2011.

“Employer”:		JEFFREY R. OLMSTEAD:
MID-CON ENERGY PARTNERS, L.P.
By: Mid-Con Energy GP, LLC, its general partner

By:	/s/ Charles R. Olmstead	/s/ Jeffrey R. Olmstead
Name:	Charles R. Olmstead
Title:	Chief Executive Officer

MID-CON ENERGY GP, LLC

By:	/s/ Charles R. Olmstead
Name:	Charles R. Olmstead
Title:	Chief Executive Officer